PUBLIC STORAGE
  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                   For the Nine Months Ended
                                                         September 30,
                                                  ----------------------------
                                                      2009           2008
                                                  -------------  -------------

Net income...................................       $ 602,767     $  811,838
   Less: Income allocated to noncontrolling
     interests in subsidiaries which do not
     have fixed charges......................         (12,609)       (13,326)
   Less: Equity in earnings of investments...         (39,033)       (13,679)
   Add: Cash distributions from investments..          36,140         31,472
   Less: Impact of discontinued operations...           7,759          4,937
                                                  -------------  -------------
Adjusted net income..........................         595,024        821,242
   Interest expense..........................          22,705         35,187
                                                  -------------  -------------
Total earnings available to cover fixed charges     $ 617,729     $  856,429
                                                  =============  =============
Total fixed charges - interest expense (a)...       $  23,252     $   36,817
                                                  =============  =============
Cumulative preferred share cash dividends....       $ 174,324     $  180,999
Preferred partnership unit cash distributions           7,643         16,209
Allocations pursuant to EITF Topic D-42......         (78,218)             -
                                                  -------------  -------------
Total preferred distributions................       $ 103,749     $  197,208
                                                  =============  =============
Total combined fixed charges and preferred
  share distributions........................       $ 127,001     $  234,025
                                                  =============  =============
Ratio of earnings to fixed charges...........          26.57x         23.26x
                                                  =============  =============
Ratio of earnings to fixed charges and
  preferred share distributions..............           4.86x          3.66x
                                                  =============  =============


                                                                        For the Year Ended December 31,
                                                  ---------------------------------------------------------------------------
                                                       2008           2007            2006           2005            2004
                                                  ------------   -------------   -------------  -------------   -------------
                                                              (Amounts in thousands)
Net income...................................     $   973,872     $  487,078      $ 345,909       $ 489,044      $ 416,126
   Less: Income allocated to noncontrolling
     interests in subsidiaries which do not
     have fixed charges......................         (17,668)        (16,527)       (16,014)        (15,161)       (17,099)
   Less: Equity in earnings of investments...         (20,391)        (12,738)       (11,895)        (24,883)       (22,564)
   Add: Cash distributions from investments..          43,455          23,606         17,699          23,112         20,961
   Less: Impact of discontinued operations...           5,945           1,279         (2,975)         (9,078)        (3,324)
                                                  ------------   -------------   -------------  -------------   -------------
Adjusted net income..........................         985,213         482,698        332,724         463,034        394,100
   Interest expense..........................          43,944          63,671         33,062           8,216            760
                                                  ------------   -------------   -------------  -------------   -------------
Total earnings available to cover fixed charges   $ 1,029,157      $  546,369      $ 365,786       $ 471,250      $ 394,860
                                                  ============   =============   =============  =============   =============
Total fixed charges - interest expense (a)...     $    45,942      $   68,417      $  35,778       $  11,036      $   4,377
                                                  ============   =============   =============  =============   =============
Cumulative preferred share cash dividends....     $   239,721      $  236,757      $ 214,218       $ 173,017      $ 157,925
Preferred partnership unit cash distributions          21,612          21,612         19,055          16,147         30,423
Allocations pursuant to EITF Topic D-42......         (33,851)              -         31,493           8,412         10,787
                                                  ------------   -------------   -------------  -------------   -------------
Total preferred distributions................     $   227,482      $  258,369      $ 264,766       $ 197,576      $ 199,135
                                                  ============   =============   =============  =============   =============
Total combined fixed charges and preferred
  share distributions........................     $   273,424      $  326,786      $ 300,544       $ 208,612      $ 203,512
                                                  ============   =============   =============  =============   =============
Ratio of earnings to fixed charges...........          22.40x           7.99x         10.22x          42.70x         90.21x
                                                  ============   =============   =============  =============   =============
Ratio of earnings to fixed charges and
  preferred share distributions..............           3.76x           1.67x          1.22x           2.26x          1.94x
                                                  ============   =============   =============  =============   =============

(a) "Total fixed charges - interest expense" includes interest expense plus capitalized interest, and includes $6,892,000 in interest expense incurred by Shurgard Europe for the nine months ended September 30, 2008 As described in Note 3 to our September 30, 2009 condensed consolidated financial statements, Shurgard Europe was deconsolidated as of March 31, 2008. No further interest expense for Shurgard Europe is reflected in our financial statements after March 31, 2008.




                                   Exhibit 12